Acquired Sales Corp. Signs Letter of Intent to Acquire 100% of CBD LION LLC

Plans to Change Public Company Name to CBD LION CORP.

May __, 2019

LAKE FOREST, IL – Acquired Sales Corp. (OTC Pink: AQSP) today announced that it has signed a letter of intent to acquire 100% of the ownership interests of rapidly growing CBD LION LLC (www.CBDLION.com), Mundelein, Illinois, for consideration of $2 million in cash, plus 5 million shares of Acquired Sales Corp.'s common stock.

Closing of the acquisition is subject to a number of conditions, including completion of an acceptable due diligence investigation and audit of CBD LION, completion of a capital raise of at least $4 million by Acquired Sales Corp., execution of definitive acquisition documents, receipt of a tax opinion on the transaction, obtaining all necessary approvals, and the completion of all necessary securities filings.

Following the closing of the transaction, Acquired Sales Corp. plans to change its name to CBD LION CORP. to emphasize its vision to become the leader in the CBD products industry. Acquired Sales Corp. has already acquired 4.99% of rapidly growing CBD-infused beverage and products maker Ablis Holding Company (www.AblisBev.com), and of craft distillers Bendistillery Inc. and Bend Spirits, Inc. (www.Bendistillery.com), Bend, Oregon.

Founded in 2017, CBD LION’s slogan is “PRIDE IN QUALITY.” CBD LION’s focus is manufacturing effective, quality products in an ISO 7 Certified Clean Room. CBD LION’s current list of products include: CBD vape pens, cartridges, concentrates, tinctures, gummies, lotions and many more to come! All of CBD LION’s products are two-time third-party lab tested, something that most competitors do not do, which gives CBD LION a competitive advantage and products that consumers trust.

The founders and executives have a background in medical and recreational cannabis processing, the medical supply industry, graphic design and marketing, skills that have helped CBD LION distinguish itself from the competition. The CBD LION team consistently attends trade shows throughout the USA to promote CBD LION’s products and brand.

CBD LION has been recognized in the industry for its award-winning products, including: Best Edible at CBD EXPO WEST and Best Vape at CBD EXPO MIDWEST. CBD LION’s products have been featured on CBS – Chicago News Post, Buzzfeed: Top 10 CBD Companies of 2018, Buzzfeed: Top 10 CBD Companies to watch out for in 2019, Edibles Magazine, and MSNBC: Top 5 CBD Companies of 2018.

Erik S. Lundgren, Founder and CEO of CBD LION, said: “We set out to create a righteous brand whose products positively impact consumers’ lives. The demand for our products has been exponential: during our opening month of January 2018, our sales were just over $4,000; one year later, during the first four months of 2019, we are averaging about $160,000 in sales per month. We’ve had to relocate three times, each time to a larger facility, to try to keep up with growing demand. But, even though we moved to larger spaces, we were restricted by a lack of operating capital – we just couldn’t keep up with the demand! We are very excited about this transaction with Acquired Sales Corp. because it will provide us with the growth capital that we need to be able to meet our customers’ needs through expanding our product lines and distribution channels, which should dramatically increase our sales.”

As part of the transaction, the key executives of CBD LION including Erik S. Lundgren, Katie M. Nauert (Lundgren), Andrew Stepniak, Christopher Nauert and Christopher Weiland will sign long-term employment agreements to serve in executive positions at Acquired Sales Corp.

William C. “Jake” Jacobs, CPA, President and CFO of Acquired Sales Corp., said, “CBD LION’s leadership team is knowledgeable, passionate, and laser-focused on promoting CBD LION’s high-quality array of products, which are made in a certified clean room and are tested extensively for quality. These factors, coupled with CBD LION’s awesome name, cool logo, great product reviews, its eye-catching colorful product packaging, and its incredible growth over the past two years, make CBD LION a fantastic partner for us. We are ready to ROAR!"

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the contingencies to the closing of the contemplated transaction between the companies, and the growth strategies and future plans of the companies. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to the contemplated transaction between the companies not closing, or to the actual results of these companies' operations or the performance or achievements of these companies differing materially from those expressed or implied by the forward-looking statements. Acquired Sales Corp. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of contingencies to the closing of the contemplated transaction between the companies, and as a result of certain other factors, including those set forth in Acquired Sales Corp.'s filings with the Securities and Exchange Commission.

CONTACTS:

Acquired Sales Corp.
Gerard M. Jacobs, CEO

847-915-2446
Lakegeneva91@gmail.com

www.AcquiredSalesCorp.com

CBD LION LLC

Erik S. Lundgren, Founder and CEO

224-688-9087

Erik@CBDLION.com
www.CBDLION.com